UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Assisted Living Concepts, Inc.

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ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
NOTICE OF ANNUAL MEETING
PROXY STATEMENT

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
NOTICE OF ANNUAL MEETING
The annual meeting of stockholders of Assisted Living Concepts, Inc. (“ALC”) will be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin on Monday, May 2, 2011 at 4:00 p.m. central time for the following purposes:
1.	To elect eight persons nominated by the Board of Directors to ALC’s Board of Directors;
2.	To approve, in an advisory vote, the compensation of ALC’s named executive officers as disclosed in the proxy statement;
3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of ALC’s named executive officers;
4.	To ratify the appointment of Grant Thornton LLP as ALC’s independent auditors; and
5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
Stockholders of record of ALC’s Class A Common Stock and Class B Common Stock at the close of business on March 7, 2011 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote will be available at the annual meeting for inspection by any stockholder for any purpose germane to the annual meeting.
Whether or not you plan to attend the annual meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet).

By Order of the Board of Directors,

Menomonee Falls, Wisconsin	Mary T. Zak-Kowalczyk
March 21, 2011	Vice President and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2011 — the Proxy Statement and 2010 Annual Report are available under the heading “Annual Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
PROXY STATEMENT
INTRODUCTION
This proxy statement is furnished beginning on or about March 21, 2011 in connection with the solicitation of proxies by the Board of Directors of Assisted Living Concepts, Inc. (“ALC”), a Nevada corporation, for use at the annual meeting of stockholders to be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin on Monday, May 2, 2011 at 4:00 p.m. central time and at any adjournments or postponements of the annual meeting.
On November 10, 2006, ALC became an independent, publicly traded company with its Class A Common Stock listed on the New York Stock Exchange following its separation from its parent company, Extendicare Inc. (now Extendicare Real Estate Investment Trust, a Canadian real estate investment trust).
Effective March 16, 2009, ALC implemented a one for five reverse stock split of its Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock”). All share amounts and per share prices in this proxy statement have been adjusted to reflect this reverse stock split.
Proxies
Properly signed and dated proxies received by ALC’s Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction, FOR the election to the Board of Directors of the persons nominated by the Board, FOR the advisory vote on the compensation of the Company’s named executive officers, FOR a frequency of every three years for future non-binding stockholder advisory votes on compensation of our named executive officers, FOR ratification of the appointment of Grant Thornton LLP as ALC’s independent auditors, and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the annual meeting.
The Board of Directors has appointed an officer of Computershare Trust Company N.A., transfer agent for the Class A Common Stock and Class B Common Stock, to act as an independent inspector at the annual meeting.
Record Date, Class A and Class B Shares Outstanding, and Voting
Stockholders of record of either Class A or Class B Common Stock at the close of business on the record date, March 7, 2011, are entitled to vote on all matters presented at the annual meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. As of the record date, there were 10,003,069 shares outstanding of Class A Common Stock and 1,468,553 shares outstanding of Class B Common Stock.

Holders of a majority in total voting power of Class A Common Stock and Class B Common Stock entitled to vote at the annual meeting, voting together without regard to class and represented in person or by proxy, constitute a quorum. Under ALC’s bylaws, if a quorum is present, the election of directors is decided by a plurality of the votes cast. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors (assuming a quorum is present).
The approval of the advisory vote on compensation of our named executive officers is decided by the affirmative vote of the holders of at least a majority of the total number of votes cast. Since abstentions and broker non-votes are not considered votes cast, they will not have an effect on the voting for this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The frequency of the advisory vote on compensation of our named executive officers — every three years, every two years or every one year — receiving the greatest number of votes will be the frequency that stockholders approve. Since abstentions and broker non-votes are not considered votes cast, they will not have an effect on the voting for this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.
The ratification of the appointment of Grant Thornton LLP as ALC’s independent auditors is decided by the affirmative vote of the holders of at least a majority of the total number of votes cast on the matter. Since abstentions and broker non-votes are not considered votes cast, they will not have an effect on the voting for this proposal.
The independent inspector will count the votes. Abstentions are considered as shares represented and entitled to vote. Broker or nominee “non-votes” on a matter are not considered as shares represented and entitled to vote on that matter, but do count toward the quorum requirement.
If less than a majority of voting power of the Class A Common Stock and the Class B Common Stock voting together without regard to class is represented at the annual meeting, the chairman of the meeting or holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the annual meeting from time to time without further notice.
If your shares are registered in your name, you may vote them by completing and signing the accompanying proxy card and returning it in the enclosed envelope before the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (“street name”), you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions.
Telephone and Internet voting procedures, if available, are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.
Only stockholders of record as of March 7, 2011, or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our stockholder list. If you are not a stockholder as of the record date, you will be admitted to the annual meeting only if you have a legal proxy from a record date stockholder.
Written ballots will be available from ALC’s Secretary before the annual meeting commences. A stockholder whose shares are held in the name of a bank, broker or other holder of record must obtain a proxy, executed in such stockholder’s favor, from the record holder in order for such stockholder to vote such shares in person at the annual meeting. Stockholders who send in their proxy cards and also attend the annual meeting do not need to vote again unless they wish to revoke their proxies.
Any stockholder (other than stockholders holding shares in “street name”) giving a proxy may revoke it at any time before it is exercised by delivering notice of such revocation to ALC’s Secretary in open meeting or in writing by filing with ALC’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. Presence at the annual meeting by a stockholder who has returned a proxy does not itself revoke the proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.
PROPOSAL 1: ELECTION OF DIRECTORS
Nominees
The following table shows certain information, including principal occupation, recent business experience, and relevant qualifications to serve as a director, for each of the individuals nominated by the Board of Directors for election at the annual meeting. All of the nominees are presently ALC directors whose current terms expire in 2011 and who have been nominated to serve as directors until the 2012 annual meeting and until their respective successors are elected and qualified. Effective at the time of the 2011 annual meeting of stockholders, Jesse C. Brotz will complete his term as a director and he will not be standing for re-election. As a result, the size of the Board will be reduced to consist of a total of eight directors. Mr. Brotz has served as a director since 2007 and we thank him for his service and commitment to the company.

If any of the nominees becomes unable or unwilling to serve, then the proxies will have discretionary authority to vote for substitute nominees chosen by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.
“Other public company directorships” include companies with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act and companies registered as an investment company under the Investment Company Act of 1940.

		Director
Name	Principal Occupation, Experience and Qualifications	Since
Laurie A. Bebo	President and Chief Executive Officer of ALC since 2006. From 1999 to 2006, Ms. Bebo held a variety of management positions with Extendicare Health Services, Inc., a wholly owned subsidiary of Extendicare Inc. (now Extendicare Real Estate Investment Trust) (“Extendicare”), including: Chief Operating Officer, Senior Vice President, Vice President Sales & Marketing; Vice President Assisted Living Operations; and Area Vice President. Prior to her career with Extendicare she worked in similar roles at other long-term care providers. Ms. Bebo has been a director of High Liner Foods Incorporated (a Canadian public value added food processing company) since May 2010 and serves as a member of the Human Resources and Corporate Governance Committee of the board of directors of High Liner Foods Incorporated. She is 40.	2007

Other public company directorships in the last five years: none

	Ms. Bebo’s position as President and Chief Executive Officer of ALC and her extensive experience at ALC and other long-term care providers led the Board to conclude, as of the time of this proxy statement, that she should continue to serve as a director of ALC.

Alan Bell	Corporate partner of the Canadian law firm Bennett Jones LLP specializing in mergers and acquisitions, private and public financing, and corporate governance, since 2004. Prior to 2004, Mr. Bell was a corporate partner in the Canadian law firm Blake, Cassels & Graydon LLP. He is 62.	2006

	Other public company directorships in the last five years: none

	Mr. Bell’s knowledge, experience and expertise in the areas of corporate governance and corporate finance led the Board to conclude, as of the time of this proxy statement, that he should continue to serve as a director of ALC.

Derek H.L.Buntain	President of The Dundee Merchant Bank, a Cayman Islands private bank offering banking services to international clients, President, Chief Executive Officer of Dundee Offshore Services Ltd. (investment counsel), and Chairman of the Dundee Leeds Group of Companies (hedge fund administrators). Prior to November 10, 2006, Mr. Buntain was a director of Extendicare Inc. (now Extendicare Real Estate Investment Trust). Mr. Buntain also serves as a director of the following companies: CencoTech Inc., Dundee Precious Metals Inc., Eurogas Corporation, Eurogas International Inc., and High Liner Foods Incorporated. He is 70.	2006

		Director
Name	Principal Occupation, Experience and Qualifications	Since
	Other public company directorships in the last five years: prior to November 2006, Extendicare Inc. (now Extendicare Real Estate Investment Trust).

	Mr. Buntain’s knowledge and insight into financial markets and his experience advising long-term care providers led the Board to conclude, as of the time of this proxy statement, that he should continue to serve as a director of ALC.

David J. Hennigar	Chairman of the Board of Directors. Prior to November 10, 2006, he was Chairman of Extendicare Inc. (now Extendicare Real Estate Investment Trust). Mr. Hennigar is Chairman of Annapolis Group Inc. (a private holding company in real estate development and environmental collections and remediation), High Liner Foods Incorporated, and Aquarius Coatings Inc. (a Canadian public company engaged in paint manufacturing), and Chairman and CEO of Landmark Global Financial Corporation (a Canadian public investment and management company). Mr. Hennigar serves as lead trustee of Crombie Real Estate Investment Trust and as a director of the following Canadian public companies: MedX Health Corp., SolutionInc Technologies Limited, and VR Interactive Corporation. He is a registered representative with Jennings Capital Inc. and a director of a number of private companies, as well as Chairman and CEO of Thornridge Holdings Limited. He is 71.	2006

	Other public company directorships in the last five years: prior to November 2006, Extendicare Inc. (now Extendicare Real Estate Investment Trust).

	Mr. Hennigar’s extensive experience with the board of Scotia Investments Limited group of companies and boards of directors of other companies, his knowledge of securities industries, and his familiarity with the long-term care industry led the Board to conclude, as of the time of this proxy statement that he should continue to serve as a director of ALC.

Malen S. Ng	Chief Financial Officer of the Workplace Safety and Insurance Board of Ontario from 2003 until her retirement in November 2008. Prior to November 10, 2006, she was a director of Extendicare Inc. (now Extendicare Real Estate Investment Trust). From 1975 to 2002, Ms. Ng was employed by Ontario Hydro and Hydro One Inc. (the largest electricity delivery company in Ontario), where she occupied several executive positions. Ms. Ng is a director of Empire Company Limited (a Canadian company whose key businesses include food retailing and related real estate), Sobeys Inc. (a retail food distribution company in Canada), and Sunnybrook Health Sciences Centre (one of Canada’s largest hospitals). She is 59.	2006

		Director
Name	Principal Occupation, Experience and Qualifications	Since
	Other public company directorships in the last five years:
	prior to November 2006, Extendicare Inc. (now Extendicare Real Estate Investment Trust).

	Ms. Ng’s significant experience as a chief financial officer, her distinguished service to the Board and ALC as chair of the Audit Committee, and the familiarity she has gained of the long-term care industry since joining the Board in 2006 led the Board to conclude, as of the time of this proxy statement, that she should continue to serve as a director of ALC.

Melvin A. Rhinelander	Vice Chair of the Board of Directors. Prior to November 10, 2006, he was the President and Chief Executive Officer of Extendicare Inc. (now Extendicare Real Estate Investment Trust) as well as the Chairman and Chief Executive Officer of Extendicare Health Services, Inc., a wholly-owned subsidiary of Extendicare Inc. Following November 10, 2006, Mr. Rhinelander ceased being an employee of Extendicare Inc. and Extendicare Health Services, Inc., but remained on the Board of Trustees of Extendicare Real Estate Investment Trust as Vice Chairman until December 2008 and Chairman thereafter. He also serves as a director of Empire Company Limited (a Canadian company whose key businesses include food retailing and related real estate) and Sobeys, Inc.. Mr. Rhinelander joined the Extendicare group of companies in 1977 and served in a number of senior positions. He was appointed President of Extendicare Inc. in 1999 and Chief Executive Officer in 2000. He is 61.	2006

	Other public company directorships in the last five years: prior to November 2006, Extendicare Inc. (now Extendicare Real Estate Investment Trust).

	Mr. Rhinelander’s extensive experience in the long-term care industry and as a human resources executive led the Board to conclude, as of the time of this proxy statement, that he should continue to serve as a director of ALC.

Charles H. Roadman II, MD	Retired President and Chief Executive Officer of the American Health Care Association (1999 to 2004) and former Surgeon General of the U.S. Air Force (1996 to 1999). Prior to November 10, 2006, he was a director of Extendicare Inc. (now Extendicare Real Estate Investment Trust). Dr. Roadman serves as a director and advisor on a number of private corporate boards and associations. He is 67.	2006

	Other public company directorships in the last five years: prior to November 2006, Extendicare Inc. (now Extendicare Real Estate Investment Trust).

	Dr. Roadman’s medical background, his experience as chief executive officer of a major health care association, and his continuing involvement in public and private health care issues led the Board to conclude, as of the time of this proxy statement, that he should continue to serve as a director of ALC.

		Director
Name	Principal Occupation, Experience and Qualifications	Since
Michael J. Spector	Retired Chair and Managing Partner, Quarles & Brady LLP, a Milwaukee Wisconsin headquartered law firm with more than 425 attorneys in eight cities. Mr. Spector joined Quarles & Brady in 1966 and served as a member of its Executive Committee from 1976 to 2002, as Chair of the Executive Committee from 1987 to 2002, and as Managing Partner from 1999 to 2002. His practice focused primarily on business counseling and general school law representation, including related litigation and collective bargaining. Mr. Spector is Vice President of the University of Wisconsin System Board of Regents, Executive Director of the United States Law Firm Group, Inc. (a network of 18 American law firms), a Robert E. Boden Visiting Professor of Law at Marquette University Law School, a board member and chair of the audit committee of the University of Wisconsin Hospital and Clinics, a major hospital located in Madison, Wisconsin with annual revenues of approximately one billion dollars, and a board member and a member of the audit and facilities committee of the Bradley Center Sports & Entertainment Corporation, Milwaukee, WI. He is 71.	2007

	Other public company directorships in the last five years: none.

	Mr. Spector’s experience managing a large professional services organization, advising businesses, and working with regulated organizations led the Board to conclude, as of the time of this proxy statement, that he should continue to serve as a director of ALC.
ALC’s bylaws require that any nominations by stockholders of persons for election to the Board of Directors at the annual meeting must have been received by the Secretary by March 14, 2011. As no notice of such other nomination was received, no other nominations for election to the Board of Directors may be made by stockholders at the annual meeting.
Information about Mr. Brotz, who is not standing for reelection, is set forth below.

Jesse C. Brotz	Director of Scotia Investments Limited. Mr. Brotz has a Bachelor of Science in Economics and Psychology from Brown University. From 1996 to 1998, he was a Senior Research Analyst for The Economics Research Group, Inc. (now Lexecon, Inc.), a Cambridge, Massachusetts consulting firm that uses economic theory and analysis in litigation support, public policy and business strategy. Since leaving Lexecon, Mr. Brotz has been building custom furniture in Vancouver, British Columbia, working as a Journeyman Cabinetmaker for companies including Angela James and The Joint Woodworking Studio. Mr. Brotz has been a director of Scotia Investments Limited, since 2004 and is currently a member of the Audit and Corporate Governance/Human Resources committees of the board of directors of Scotia Investments Limited. Mr. Brotz is currently enrolled in the Directors’ Education Program (“DEP”) offered through the Institute of Corporate Directors. He is 37 and has been a director of ALC since 2007.

Other public company directorships in the last five years: none

Mr. Brotz has brought to the Board a background in economics, his experience as a director and audit committee and corporate governance and human resources committee member with Scotia Investments Limited, and the understanding he has acquired since joining the Board in 2007 of issues facing ALC.

Board Leadership Structure and Role of Board in Risk Oversight
The positions of principal executive officer and board chair at ALC have been separate since 2006 when ALC became a public company. In the Board’s view, the separation of these roles has served ALC well and continues to be in the best interest of ALC and its stockholders.
The Board is responsible for the stewardship of ALC, including understanding ALC’s risk profile and monitoring its risk management programs. The Board fulfills these oversight responsibilities by understanding and monitoring ALC’s business, industry conditions, and related ALC and industry risks. The Board has overall responsibility for approving procedures for the identification, assessment and management of the principal risks facing ALC, including material legal and regulatory matters relating to ALC.
The Audit Committee is responsible for reviewing independently with each of management and the auditors the impact of significant risks that may be material to financial reporting. The scope of the responsibilities of the Audit Committee includes: (i) reviewing with management and with the external and internal auditors the presentation and impact of significant risks and uncertainties; (ii) reviewing with management issues of operational risk management, including insurance coverages maintained by ALC, legal exposure (including legal claims or other contingencies) and tax assessments that could have a material effect upon ALC’s financial position or operating results; and (iii) reviewing the reports of the internal auditor with respect to control and financial risk.
Independence
ALC’s Board of Directors has affirmatively determined that all of ALC’s directors other than Ms. Bebo are “independent” as defined in the corporate governance standards of the New York Stock Exchange. Ms. Bebo is not considered to be independent because Ms. Bebo is currently ALC’s President and Chief Executive Officer.
The Board considered the relationship of Mr. Spector and the law firm of Quarles & Brady LLP, which provides legal services to ALC, and determined that Mr. Spector’s relationship as a retired partner of that firm does not interfere with the exercise of his independent judgment and independence from the management of ALC.
The Board also considered the relationship of Mr. Hennigar to ALC through his association with Thornridge Holdings Limited, which owns the majority of the Class B Common Stock and controls 55.8% of the voting power of stockholders, and determined that the association with Thornridge Holdings Limited does not interfere with the exercise by Mr. Hennigar of his independent judgment and independence from the management of ALC.
The Board also considered the relationship of Mr. Hennigar and Mr. Brotz to ALC through their association with Scotia Investments Limited, which formerly owned the majority of the Class B Common Stock and controlled the majority of the voting power of stockholders, as well as the familial relationship between Mr. Hennigar and Mr. Brotz as members of the Jodrey family, the members of which held substantially all of the outstanding voting shares of Scotia Investments Limited, and determined that neither the association with Scotia Investments Limited nor the familial relationship interferes with the exercise by either Mr. Hennigar or Mr. Brotz of his independent judgment and independence from the management of ALC.

The Board considered the relationship of Mr. Rhinelander to Extendicare Real Estate Investment Trust (formerly Extendicare Inc.) (“Extendicare”). Prior to November 10, 2006, ALC was wholly-owned by Extendicare and Mr. Rhinelander served as ALC’s Chairman and Chief Executive Officer. Following that date, none of ALC’s voting stock was owned by Extendicare and Mr. Rhinelander ceased being an executive officer of ALC. In connection with the separation of ALC from Extendicare, the two companies entered into agreements in respect of certain services to be provided by Extendicare to ALC on an arms length basis and which are subject to a formal arbitration process if disputes arise. Until July 1, 2010, Extendicare provided services to ALC primarily related to payroll and benefit services. Mr. Rhinelander is a trustee and Chairman of Extendicare. In his role as Vice Chair of the Board of Directors of ALC, from time to time Mr. Rhinelander provides advice and counsel to the Chairman and senior management of ALC. The Board determined that these relationships do not interfere with the exercise of Mr. Rhinelander’s independent judgment and independence from the management of ALC.
Meetings
ALC’s Board of Directors held five in-person meetings in 2010. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she serves. It is ALC’s policy that directors use their best efforts to attend (either in person or by telephone) all Board of Directors, committee, and annual and special stockholders’ meetings. All of ALC’s directors attended the 2010 annual stockholders’ meeting.
ALC directors have an opportunity to meet in executive session without management at the end of each regularly scheduled Board of Directors meeting. The Chairman presides at executive sessions. ALC’s Board of Directors annually conducts an assessment of its performance and effectiveness.
Committees
The Board of Directors has three standing committees: an Audit Committee, a Compensation/ Nomination/Governance Committee, and an Executive Committee. The committee charters are available on ALC’s website, www.alcco.com. Committee members have an opportunity to meet in executive session without management at the end of each regularly scheduled Committee meeting.
Audit Committee and Audit Committee Financial Expert. The Audit Committee met four times in 2010. Current members are Ms. Ng (Chair), Mr. Bell, Mr. Brotz, Mr. Buntain and Dr. Roadman. The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as defined in the corporate governance listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934 relating to audit committees. In considering Mr. Brotz’s “independence” under Rule 10A-3, the Board of Directors noted that Mr. Brotz neither received compensation for services (other than normal director’s fees) from nor was he a 10% owner of either ALC or Scotia Investments Limited. The Board also has determined that all members of the Audit Committee are financially literate and that Ms. Ng qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Audit Committee exercises the powers of the Board of Directors in connection with ALC’s accounting and financial reporting practices, and provides a channel of communication between the Board of Directors and ALC’s internal audit function and independent registered public accountants. The Audit Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
Compensation/Nomination/Governance Committee. The Compensation/Nomination/ Governance Committee met four times in 2010. Current members are Mr. Buntain (Chair), Mr. Bell and Mr. Spector. The Committee recommends nominees for ALC’s Board of Directors and reviews qualifications, compensation and benefits for the Board of Directors and other matters relating to the Board. The Committee also establishes compensation for the officers of ALC, oversees the administration of ALC’s benefit plans for officers and employees, reviews and recommends officer selection, responds to SEC requirements on Compensation Committee reports, and performs other functions relating to officer succession and compensation. The Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
The Compensation/Nomination/Governance Committee has full authority to consider and determine executive compensation and to evaluate and to make recommendations to the full Board with respect to the appropriate level of director compensation. The Committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as the Committee deems appropriate, provided that each subcommittee has at least two members and that no subcommittee is granted any power or authority that by law is required to be exercised by the Committee as a whole. As of the date of this proxy statement, the Committee had not formed subcommittees. The Chair of the Committee confers with the Board Chair and Vice Chair with regard to executive compensation matters. In addition, the Chief Executive Officer makes recommendations to the Chair of the Committee from time to time regarding executive compensation (other than the compensation of the Chief Executive Officer).
The Board of Directors has delegated the identification, recruitment and screening of director candidates for stockholder election to the Compensation/Nomination/Governance Committee. In identifying and evaluating nominees for director, the Committee seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial, and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is composed of directors who have broad and diverse backgrounds and possess knowledge in areas that are of importance to ALC. The Committee evaluates each candidate on a case-by-case basis, regardless of who recommended the candidate, based on the director expectations and qualifications set forth in ALC’s Corporate Governance Guidelines which are available on ALC’s web site at: www.alcco.com. Through adoption of the Corporate Governance Guidelines, the Board has established a diversity policy that endeavors to have a Board representing diverse experience at policy-making levels in areas that are relevant to ALC’s business. The Board implements this policy through its annual review and nomination of director candidates and assesses its effectiveness as part of its annual evaluation of the appropriateness of the Board’s composition.

In looking at the qualifications of each candidate to determine if his or her election would further the goals described above, the Committee assesses a candidate’s independence, as well as the candidate’s background and experience and the current Board’s composition. As noted above, ALC endeavors to have a Board representing diverse experience at policy-making levels in areas that are relevant to ALC’s business. With respect to incumbent directors selected for reelection, the Committee also assesses the director’s contributions, attendance record, and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director must possess the following minimum qualifications and devote an adequate amount of time to the effective performance of director duties:
(i) Integrity. — Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on their decisions.
(ii) Informed Judgment. — Directors should take care that they are fully informed and that they act at all times in a prudent, timely and reasonable manner.
(iii) Financial Literacy. — Directors should be financially literate. They should know how to read a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices for evaluating ALC’s performance.
(iv) Cooperative Approach. — Directors should approach each other assertively, responsibly and supportively and raise difficult questions in a manner that encourages open discussion.
(v) Record of Achievement. — Directors should have a record of attainment that reflects high standards for themselves and others and should have background and experience that adds value to the skill set of the Board as a whole.
(vi) Loyalty. — Directors must not have any undisclosed conflicts of interest with ALC and must act in good faith and consistent with their duties of due care, loyalty, and candor.
(vii) Independent Oversight. — Directors must act at all times with the cooperative independence of thought and action and with the leadership skills needed to fulfill their oversight responsibilities.
The Committee assesses the performance of each director whose term is expiring to determine whether he or she should be nominated for re-election. The Committee may retain resources including director search firms to assist in the identification, recruitment and screening of director candidates. The Committee will consider persons recommended by stockholders to become nominees for election as directors. Stockholders should send their written recommendations for director nominees to the Committee in care of the Secretary of ALC, together with appropriate biographical information concerning each proposed nominee.

ALC’s bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of the intent to make such a nomination to the Secretary of ALC in advance of the meeting in compliance with the terms and within the time period specified in ALC’s bylaws. Pursuant to these requirements, a stockholder must give a written notice of intent to the Secretary of ALC not less than 50 days or more than 75 days prior to the first annual anniversary of the immediately preceding annual meeting. Accordingly, to bring a nomination before the 2012 Annual Meeting, the nomination must be received by the Secretary between February 16, 2012, and March 13, 2012.
Executive Committee. There were no meetings of the Executive Committee held in 2010. Current members are Mr. Hennigar (Chair), Mr. Rhinelander, Mr. Buntain and Mr. Spector. The Executive Committee may exercise the full authority of the Board of Directors in the management of the business affairs of ALC to the extent permitted by law or not otherwise limited by the Board of Directors.
Governance Documents
ALC’s Code of Business Conduct; Code of Ethics for CEO and Senior Financial Officers; Corporate Governance Guidelines; and Audit Committee, Compensation/Nomination/Governance Committee, and Executive Committee charters are available on ALC’s web site in the “Investor Relations” section at: www.alcco.com.
Communications
Stockholders and other interested parties may communicate with the Board of Directors (or a specific director) by writing to: Board of Directors, c/o Secretary, Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051. The Secretary will ensure that these communications (assuming they are properly marked to the Board of Directors or to a specific director) are delivered to the Board of Directors or the specified director, as the case may be.
Director Compensation
The following table sets forth information regarding compensation paid by ALC to our non-employee directors during 2010. The “Stock Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the table have been deleted from the table because there were no stock awards, non-equity incentive plan compensation, pension values, or deferred compensation earnings for directors during 2010. Ms. Bebo receives no additional compensation for her service as a director.

Director Compensation for Fiscal 2010

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)(2)	($)	($)
Alan Bell	36,500	89,500	*	126,000
Jesse C. Brotz	33,500	89,500	*	123,000
Derek H.L. Buntain	54,000	89,500	*	143,500
David J. Hennigar	101,500	89,500	*	191,000
Malen S. Ng	48,500	89,500	*	138,000
Melvin A. Rhinelander	66,500	89,500	*	156,000
Charles H. Roadman II, MD	29,500	89,500	*	119,000
Michael J. Spector	31,500	89,500	*	121,000

*	Perquisites were less than the disclosure threshold of $10,000 in the aggregate.

Notes

(1)	Represents the aggregate grant date fair value of tandem stock options/stock appreciation rights granted during the year computed in accordance with Accounting Standards Codification Topic 718. The assumptions made in these valuations can be found in the Long-Term Equity-Based Compensation Program footnote to the financial statements in ALC’s Annual Report on Form 10-K.

(2)	Each listed director held an aggregate of 13,000 tandem stock options/stock appreciation rights at the end of 2010, all of which were unexercised.
Directors who are not employees of ALC are paid an annual retainer of $15,000 per year, a fee of $2,500 for each Board or committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board Chairman is $50,000 and the annual retainer for the Vice Chairman is $25,000. The annual retainer for the Chairs of the Audit Committee and the Compensation, Nomination and Governance Committee is an additional $15,000 and the annual retainer for the Executive Committee Chair is an additional $10,000.
On May 3, 2010, grants were approved to each non-employee director of 5,000 tandem stock options/stock appreciation rights that become exercisable in annual one third increments beginning May 3, 2011, and which have an exercise price of $33.13, the closing price of our Class A Common Stock on the New York Stock Exchange on May 6, 2010, the second business day following release of quarterly financial results. Non-employee directors may receive yearly grants of additional stock-based awards, as determined by the full Board of Directors, and are reimbursed for expenses incurred in connection with attending Board and committee meetings. Directors who are also employees of ALC receive no additional compensation for their service as directors.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
The following table lists beneficial ownership of Class A Common Stock and Class B Common Stock by: any person known to ALC to own beneficially more than 5% of either class; each of our directors; the individuals named in the “Summary Compensation Table” contained in this proxy statement (collectively, the “named executive officers”); and all of our current executive officers and directors as a group. Except as otherwise indicated below, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the Securities and Exchange Commission consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, or any securities as to which the person has the right to acquire, within sixty days, such sole or shared power. The number of shares set forth for directors, director nominees, and named executive officers are reported as of March 7, 2011. Amounts for 5% stockholders are as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided prior to the printing of this proxy statement.

						Percent of
	Number of		Assuming Full	Percentage of		Total Votes
Name of	Shares Owned		Conversion(1)	Outstanding Shares		No	If Fully
Beneficial Owner	Class A	Class B	Class A	Class A	Class B	Conversion	Converted(1)
5% Beneficial Holders:
Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, NY 10036 (2)	1,767,941	—	1,767,941	17.7%	—	7.2%	15.3%
Thornridge Holdings Limited, 165 Hammonds Plains Road, Bedford, Nova Scotia, Canada B4A 4C7(3)	172,658	1,361,000	1,635,733	1.7%	92.7%	55.8%	14.1%
Advisory Research, Inc., 180 North Stetson St., Suite 5500, Chicago, IL 60601(4)	1,345,557	—	1,345,557	13.5%	—	5.5%	11.6%
Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm & Andrew Shpiz, 50 Broad Street, Suite 1820, New York, NY 10004(5)	916,226	—	916,226	9.2%	—	3.7%	7.9%

Continued...

	Number of				Assuming Full		Percentage of
Name of	Shares Owned				Conversion(1)		Outstanding Shares		No	If Fully
Beneficial Owner	Class A		Class B		Class A		Class A	Class B	Conversion	Converted(1)
5% Beneficial Holders:
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022(6)	546,738		—		546,738		5.5%	—	2.2%	4.7%
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road, Austin, TX 78746(7)	518,148		—		518,148		5.2%	—	2.1%	4.5%
Directors, Director Nominees and Named Executive Officers:
Laurie A. Bebo	31,988	(8)	—		31,988		*	*	*	*
Alan Bell	9,335	(9)	—		9,335		*	*	*	*
Jesse C Brotz	9,735	(9)	1,000		10,810		*	*	*	*
Derek H.L. Buntain	31,515	(9)	40		31,558		*	*	*	*
David J. Hennigar (3)	8,335	(9)	3,080	(10)	11,646		*	*	*	*
Malen S. Ng	9,033	(9)	—		9,033		*	*	*	*
Melvin A. Rhinelander	10,765	(11)	—		10,765		*	*	*	*
Charles H. Roadman II, MD	8,935	(9)	—		8,935		*	*	*	*
Michael J. Spector	8,868	(9)			8,868
John Buono	10,668	(12)	—		10,668		*	*	*	*
Eric B. Fonstad	400		—		400		*	*	*	*
Walter A. Levonowich	3,735	(13)	—		3,735		*	*	*	*
Mary T. Zak-Kowalczyk	1,668	(14	—		1,668
All directors & executive officers as a group (13 persons)	144,980	(15)	4,120		149,409	(16)	1.4%	*	*	1.3%

*	Less than 1.0%. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Notes

(1)	Each Class B share may be converted into 1.075 Class A shares at the option of the holder. These columns assume that all of the outstanding Class B shares were converted into Class A shares such that a single class of common stock remained outstanding.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Morgan Stanley Investment Management, Inc and Morgan Stanley (whose mailing address is 1585 Broadway, New York NY 10036). The Schedule 13G states that Morgan Stanley Investment Management, Inc. has sole voting power with respect to 1,422,507 Class A shares and sole dispositive power with respect to 1,767,941 Class A shares. The Schedule 13G further states that Morgan Stanley has sole voting power with respect to 1,435,965 Class A shares and sole dispositive power with respect to 1,781,399 Class A shares.

(3)	Based on a Schedule 13D filed with the Securities and Exchange Commission by Thornridge Holdings Limited. The Schedule 13D states that Thornridge Holdings has sole voting and dispositive power with respect to the Class A and Class B shares listed above. Thornridge Holdings has the right to acquire 1,463,075 Class A shares upon conversion of the 1,361,000 Class B shares. As of December 6, 2010, all of the outstanding voting shares of Thornridge Holdings were held by fourteen private holding companies owned by members of the extended family of Mrs. Jean Hennigar, a daughter of the late R.A. Jodrey, including her son David J. Hennigar, Chairman of ALC’s Board of Directors, Chairman and President of Thornridge Holdings Limited and one of Thornridge Holdings’ ten directors. Matters relating to the voting and disposition of shares held by Thornridge Holdings are determined exclusively by its board of directors. Mr. Hennigar disclaims beneficial ownership of the ALC shares held by Thornridge Holdings. See below for additional information relating to the acquisition of shares by Thornridge Holdings.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Advisory Research, Inc.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz. The Schedule 13G states that Bandera Partners LLC has sole voting and dispositive power and Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz have shared voting and dispositive power over 916,226 Class A shares.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP. The Schedule 13G states that Dimensional Fund Advisors LP has sole voting power with respect to 491,337 Class A shares and sole dispositive power with respect to 518,148 Class A shares

(8)	Includes 13,335 Class A shares Ms. Bebo has the right to acquire through the exercise of options.

(9)	Includes 8,335 Class A shares the director has the right to acquire through the exercise of options, 4,335 of which become exercisable within sixty days.

(10)	Owned indirectly through the Bank of Montreal and pledged as collateral for a bank line of credit.

(11)	Includes 8,335 Class A shares Mr. Rhinelander has the right to acquire through the exercise of options (4,335 of which become exercisable within sixty days), 1,000 Class A shares held jointly with his spouse, and 1,430 Class A shares held as custodian for Mr. Rhinelander’s minor children.

(12)	Includes 6,668 shares Mr. Buono has the right to acquire through the exercise of stock options and 3,000 shares held jointly with his spouse, who is a partner in the law firm of Quarles & Brady LLP.

(13)	Includes 3,335 shares Mr. Levonowich has the right to acquire through the exercise of stock options.

(14)	Includes 1,668 shares Ms. Zak-Kowalczyk has the right to acquire through the exercise of stock options.

(15)	Includes 91,686 Class A shares directors and executive officers have the right to acquire through the exercise of options, 34,680 of which become exercisable within sixty days.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.
On December 6, 2010, Thornridge Holdings Limited, a Nova Scotia limited company, (“Thornridge Holdings”), filed a statement on Schedule 13D with the Securities and Exchange Commission (the “Schedule 13D”) reporting that on November 5, 2010, it had acquired 172,658 shares of the Class A Common Stock and 1,361,000 shares of the Class B Common Stock formerly owned by Scotia Investments Limited (“Scotia Investments”) and its subsidiaries. According to the Schedule 13D, Blomidon Investments Limited (“Blomidon”), the ultimate parent corporation of Scotia Investments, and three holding companies of Blomidon that owned all of the common shares of Blomidon, including Thornridge Holdings, completed a reorganization pursuant to which, among other things, Thornridge Holdings acquired all of the ALC shares formerly held by Scotia Investments and its subsidiaries. The aggregate purchase price for the ALC shares acquired by Thornridge Holdings in the reorganization, as reported in the Schedule 13D, was Cdn$53,241,407, representing Cdn$32.55 per share of ALC’s Class A Common Stock and Cdn$34.99 per share of ALC’s Class B Common Stock. Thornridge Holdings reported that the purchase price for the assets it acquired in the reorganization, including but not limited to the ALC shares, was paid for by Thornridge Holdings by a combination of the proceeds of the sale of its shares of Blomidon to Blomidon and the payment of a cash amount. In connection with the reorganization, Thornridge Holdings further reported that it and certain of the private companies acquired in the reorganization entered into credit facilities with The Canadian Imperial Bank of Commerce (“CIBC”) for loans that were used or will be used for working capital, capital expenditures, possible expansions and acquisitions and the payment of approximately twenty-five percent of the aggregate purchase price of all assets acquired in the reorganization.
The Schedule 13D indicates that as of December 6, 2010: (i) all of the outstanding voting shares of Thornridge Holdings are held by fourteen private holding companies owned by members of the extended family of Mrs. Jean Hennigar, a daughter of the late R.A. Jodrey, including her son David J. Hennigar, who is chairman of ALC’s Board of Directors, Chairman and President of Thornridge Holdings and one of Thornridge Holdings’ ten directors; (ii) none of the ten directors of Thornridge Holdings individually has the power to vote or dispose of the ALC shares held by Thornridge Holdings; (iii) matters relating to the voting and disposition of ALC shares held by Thornridge Holdings are determined exclusively by its board of directors; and (iv) Mr. Hennigar and each of the other directors of Thornridge Holdings disclaims beneficial ownership of the ALC shares held by Thornridge Holdings.
Following completion of the reorganization, Thornridge Holdings held directly 172,658 shares of ALC’s Class A Common Stock and 1,361,000 shares of ALC’s Class B Common Stock. Thornridge Holdings has the right to acquire 1,463,075 shares of Class A Common Stock upon conversion of the 1,361,000 shares of Class B Common Stock which it holds, pursuant to the conversion feature which allows each share of Class B Common Stock to be converted into 1.075 shares of Class A Common Stock at the option of the holder. Furthermore, because generally each share of Class B Common Stock entitles the holder to ten votes with respect to all matters upon which stockholders are entitled to vote, while each share of Class A Common Stock entitles the holder to one vote on such matters, with the holders of Class A Common Stock and Class B Common Stock voting together on such matters without regard to class, Thornridge Holdings may be deemed to have acquired in the reorganization approximately 54.7% of the total voting power of ALC based on shares outstanding as of November 1, 2010.

In its Schedule 13D, Thornridge Holdings reported that it has pledged all of the 172,658 shares of ALC’s Class A Common Stock and 1,361,000 shares of ALC’s Class B Common Stock acquired by it in the reorganization described above as security for loans from CIBC, subject to pledge arrangements. If a default on the pledge arrangements were to occur, another person (or persons) may obtain voting or investment power over the pledged shares. Any transfers of ALC’s Class B Common Stock to any person or persons other than a permitted holder, as provided in ALC’s Amended and Restated Articles of Incorporation, would result in the automatic conversion of each such share of ALC’s Class B Common Stock into 1.075 shares of ALC’s Class A Common Stock. Upon such a default, CIBC would not be such a permitted holder.
PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company seeks your advisory vote on the compensation of our named executive officers. As described in “Compensation Discussion and Analysis” below, we design our executive compensation program to reward the achievement of specific annual and long-term strategic goals and align executives’ interests with the interests of stockholders by rewarding performance above established goals, with the ultimate objective of increasing stockholder value. We believe the Company’s compensation program as a whole is well-suited to promote the Company’s objectives in both the short and long term.
Accordingly, the Board of Directors recommends that stockholders support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement by approving the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company also seeks your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year.
The Board asks that you support a frequency period of every three years (a triennial vote) for future non-binding stockholder votes on compensation of our named executive officers. Due to the periodic volatility in the economy and in the stock market, we believe a vote every three years will allow our stockholders to gain a more meaningful perspective on our compensation program than would occur with more frequent votes. Additionally, the Company’s executive compensation program is designed to promote the achievement of stockholder returns, especially in the long-term; therefore, the Board believes that holding an advisory vote on executive compensation every three years is sufficient to assess whether this program is appropriately motivating executives and driving such returns. We believe that an advisory vote every three years will also be the most effective timeframe for the Company to respond to stockholders’ feedback and provide the Company with sufficient time to engage with stockholders to understand and respond to the vote results.
Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Programs
The compensation programs for executive officers consist principally of annual base salaries, annual performance-based cash bonus awards, long-term equity-based compensation awards, a defined contribution retirement program, an executive retirement program, a deferred compensation plan, and employment agreements.
The Compensation/Nomination/Governance Committee of the Board of Directors is responsible for establishing, implementing and monitoring adherence to ALC’s compensation philosophy. The Committee oversees ALC’s compensation plans and practices, including its executive officer compensation plans and practices.

The Committee feels that base salary levels should be restrained with above average opportunities for incentive compensation as ALC’s strategic goals are met. Accordingly, the Committee has focused on developing short- and long-term incentive compensation programs that reward the achievement of ALC’s strategic objectives.
Compensation Philosophy and Objectives
The Committee believes ALC’s compensation programs should reward the achievement of specific annual and long-term strategic goals and align executives’ interests with the interests of stockholders by rewarding performance above established goals, with the ultimate objective of increasing stockholder value. The Committee evaluates both performance and compensation to ensure that ALC has the ability to attract and retain superior employees and that compensation levels remain competitive. It is the policy of the Committee to include provisions in performance-based compensation awards that provide for the recovery or repayment of awards if the relevant performance measure is restated or otherwise adjusted in a manner that would reduce the size of the award.
Role of Management in Compensation Decisions. The Committee makes decisions regarding compensation for ALC’s executive officers. The Committee considers recommendations from the Chief Executive Officer on annual base salaries, annual performance-based compensation, and equity-based compensation awards to executive officers (other than the Chief Executive Officer). The Committee can exercise its discretion in modifying any recommended compensation or awards to executive officers.
Benchmarking. In connection with its review of ALC’s executive compensation programs in 2010, the Committee reviewed the compensation practices of selected companies as disclosed in their proxy statements. The Committee requested that management prepare comparisons of compensation practices of five peer companies (Brookdale Senior Living, Inc., Capital Senior Living Corporation, Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Senior Living, Inc.) and one Wisconsin-based public company in a related industry and with a similar-sized market capitalization (The Marcus Corporation).
Equity Ownership Guidelines. The Board has not established equity ownership guidelines for ALC’s management.
Equity-Based Compensation Grant Policy. It is the policy of the Board that no director or member of ALC’s management shall backdate any equity award or manipulate the timing of any equity award or of the public release of material information with the intent of benefiting a grantee under an equity-based award. The Compensation/Nomination/Governance Committee has adopted written equity-based compensation grant policies and procedures.
The Committee expects to consider equity-based compensation grants to ALC employees annually under the terms of the 2006 Omnibus Incentive Compensation Plan. In addition to consideration of annual grants, the Committee recognizes that situations may arise during the course of the year that warrant equity-based compensation grants (off-cycle grants), including situations where ALC is seeking to hire new senior level employees or recognize employees for certain achievements.

Annual grants are considered by the Committee during the first quarter of each year. The grant date is the date on which the Committee approved the grants. The exercise price is the closing market price of the stock on the second business day following the release of financial results.
Off-cycle grants may be granted as of the fifth business day of June, September or December, whichever next follows the date the grant is approved, provided that the grant date of any off-cycle grants made by the Committee at a meeting held on or after the fifth business day in December but before the Board’s first quarter meeting shall be determined as if approved on the date of such Committee meeting. The vesting schedule of an off-cycle grant award can relate to the date of the commitment to make the grant (e.g., the date of hire or promotion) instead of the grant date.
2010 Compensation
Base Salary. ALC provides executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the midpoint of the base salary established for each salary range.
During its review of base salaries for executives, the Committee primarily considers the executive’s compensation, both individually and relative to other officers, and individual performance of the executive.
Salary levels are typically considered annually as part of ALC’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of executives are based on the Committee’s assessment of the individual’s performance.
Cash Incentive Compensation. ALC’s performance-based cash incentive compensation program is an annual cash award program for ALC senior corporate and divisional management members based on annual operating results. For 2010, awards for senior corporate management members were conditioned on ALC as a whole achieving (1) budgeted net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, non-cash equity-based compensation expense, transaction costs, non-cash, non-recurring gains and losses, including disposal of assets and impairment of goodwill and other long-lived assets and impairment of investments, and rent expenses incurred for leased assisted living properties (“Adjusted EBITDAR”) targets while awards for divisional management members were based on achievement of a combination of corporate and divisional Adjusted EBITDAR targets and (2) budgeted Adjusted EBITDAR margin percentage (defined as total revenues divided by Adjusted EBITDAR). Adjusted EBITDAR and Adjusted EBITDAR margin are reported in ALC’s publicly disclosed financial information and were selected as a performance measure for this program because it indicates earnings at residences. Targets ranged from 20% to 75% of base salary for the named executive officers. An additional incentive (stretch targets) of up to 10% of base salary may be awarded for exceeding budgeted Adjusted EBITDAR and Adjusted EBITDAR margin targets. Achievement of 90% of the performance targets entitled participants to awards equal to 90% of target amounts. No awards are made under ALC’s performance-based cash incentive compensation program for performance below the 90% level.

The performance-based cash incentive compensation program gives ALC the ability to design cash incentives to promote high performance and achieve corporate goals, encourage growth of stockholder value, and allow managers to share in ALC’s growth and profitability. For 2010, thirteen employees (including the officers included in the Summary Compensation Table) were eligible to receive awards under this performance-based cash incentive compensation program.
During the first quarter of each year, the Committee determines whether target levels for the previous year were achieved and sets target levels for corporate and divisional financial objectives and base salary percentages for the current year. For 2010, the performance targets for executive officers under the performance-based cash incentive compensation program were $79.6 million of Adjusted EBITDAR and an adjusted EBITDAR margin percentage of 33.0%. Both threshold targets must be achieved in order to qualify for an award. The Committee determined that, based upon ALC financial results for 2010, corporate results for purposes of the performance-based cash compensation program for 2010 were $79.4 million and 34.0%. Accordingly, the Committee determined that the corporate performance targets under the 2010 Cash Incentive Compensation Program were achieved at 99.75% of the Target level. The Committee has discretion to reduce but not to increase any awards under the performance-based cash incentive compensation program whenever the Committee determines that particular circumstances so warrant. The Committee also has discretion to grant additional bonuses that do not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.
Long-term Incentive Compensation. The Committee believes that long-term incentive compensation programs are important elements of an overall compensation package because they encourage participants to focus on long-term ALC performance. Equity-based long-term incentive compensation programs also can increase the stake of executives in ALC and further align the interests of executives with the interests of stockholders.
On March 3, 2010, the Committee approved a total of 96,250 tandem options and stock appreciation rights to senior ALC managers, including the officers named in the summary compensation table. The tandem options and stock appreciation rights have both time vesting and performance vesting features. The grants provided that two-elevenths (2/11) of the awards vested March 3, 2011 and up to nine-elevenths (9/11) of the grants would vest in 2011 if specific performance goals related to increasing private pay occupancy were attained in 2010. The performance targets for the performance-based portion of the 2010 equity-based compensation awards were based on increasing private pay occupancy. The number of tandem options and stock appreciation rights granted to each of the officers named in the summary compensation table was determined by the Committee based on each individual’s role in achieving the performance targets and the relative retention value of the grants as recommended by the Chair of the Committee. Two-elevenths of the award would vest if average private pay occupancy for the month of December 2010 equaled 5,540 and all of the performance-based portion of the awards would vest if average private pay occupancy for the month of December 2010 equaled or exceeded 5,675. Achievement of defined performance targets between 5,540 and 5,675 would result in vesting from two-elevenths (2/11) to nine-elevenths (9/11) of the award. The Committee has determined that the threshold target for the performance-based portion of the awards was achieved. The average private-pay occupancy for the month of December 2010 equaled 5,542. As a result, a total of four-elevenths (4/11) of the tandem options and stock appreciation rights awarded to ALC employees in 2010 vested and seven-elevenths (7/11) expired without becoming exercisable. The vested tandem options and stock appreciation rights become exercisable in one-third annual increments beginning March 3, 2011 and expire March 3, 2015. Once exercisable, the awards may be exercised either by exercising the stock option and purchasing shares of Class A Common Stock at the exercise price or exercising the related stock appreciation right. The Committee has sole discretion to determine whether stock appreciation rights are settled in shares of Class A Common Stock, cash or a combination of Class A Common Stock and cash.
The Committee will continue to discuss the design of long-term incentive compensation programs and expects that future awards will include multi-year programs tied to ALC’s long-term strategic objectives as those objectives are further refined.
Discretionary Bonus Compensation. As noted above, the Committee determined that the corporate performance targets under the 2010 Cash Incentive Compensation Program were achieved. The Committee, which has discretion to grant additional bonuses, elected to award one discretionary bonus for 2010 to Mr. Fonstad. Mr. Fonstad did not receive a payout with respect to the 2010 Cash Incentive Compensation Program since he retired prior to the date that the Committee determined whether the performance goals under the program were satisfied.
Retirement and Deferred Compensation Benefits. ALC maintains an Executive Retirement Program and a Deferred Compensation Plan for the named executive officers and certain other key employees. ALC also provides a 401(k) plan to which ALC contributes 25% on a matching basis of employee contributions up to the first 6% of the employees’ pretax contributions. For highly compensated employees (as defined in the 401(k) plan), the match is limited to 4% of up to $225,000 of annual earnings. ALC matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. ALC provides the 401(k) plan, the Executive Retirement Program and the Deferred Compensation Plan because it believes that these programs help attract and retain key employees.
Under the Executive Retirement Program, ALC makes a book entry to an account each month equal to 10% of the participant’s base monthly salary. Participants are not allowed to make contributions to the Executive Retirement Program. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.

ALC also offers a Deferred Compensation Plan which allows designated key employees to elect annually to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to participants’ deferral accounts. ALC credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The deferral and matching accounts are credited with interest at the prime rate. During employment, amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
Perquisites and Other Personal Benefits. ALC provides the named executive officers with perquisites and other personal benefits that ALC and the Compensation/Nomination /Governance Committee believe are reasonable and consistent with the overall compensation program to allow ALC to attract and retain key employees. The Committee periodically reviews the levels of perquisites and other personal benefits of the named executive officers and currently feels that perquisites and other personal benefits for ALC executives should be limited. Accordingly, ALC executives are not given perquisites or other personal benefits that are not made available to ALC employees generally except for the rental of an automobile in the case of the Chief Executive Officer, a monthly automobile allowance in the case of other executives, and long-term care and supplemental long-term disability insurance for certain of the executives.
Employment Agreements. In connection with ALC becoming an independent, publicly traded company in 2006, ALC entered into employment agreements with certain key employees, including the named executive officers. The agreements were modified in 2008. Termination benefits under the agreements are triggered if ALC terminates an agreement without cause or if a covered employee terminates his or her employment after the employee’s work location is shifted more than 50 miles or if the employee’s base salary is reduced by 5% or more (or, in the case of Ms. Bebo and Mr. Buono, if the employee’s duties and responsibilities are materially diminished), in each instance, if the employee notifies ALC in writing within 30 days of the change that he or she objects to the change and ALC does not rescind the change within 30 days of receiving the employee’s notice. These trigger events were chosen to help retain these key employees and to assure key employees that they could apply their full attention to ALC’s business. The employment agreements were designed to promote stability and continuity of senior management.

Termination benefits under the employment agreements include: (i) any earned but unpaid salary; (ii) one year base salary (two years in the case of Ms. Bebo); (iii) 150% of target bonus (225% of base salary in the case of Ms. Bebo); (iv) one year auto allowance (two years of auto lease payments in the case of Ms. Bebo); (v) one year (two years in the case of Ms. Bebo) company contributions to deferred compensation plans; and (vi) up to one year (eighteen months in the case of Ms. Bebo) COBRA premiums. Except for any earned but unpaid salary at the time of termination, benefits under the employment agreements would be paid out monthly over a one-year (two-year in the case of Ms. Bebo) period. Information regarding potential payments under the agreements for the named executive officers is provided under the heading “Employment Contracts and Termination of Employment and Change-in Control Agreements.” Payment of termination benefits is contingent on the employee executing a release and complying with non-disclosure, non-competition and non-solicitation covenants for a period of two years following termination of employment.
Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive officers’ compensation that exceeds $1 million per year unless certain requirements are met. The Compensation/Nomination/Governance Committee intends to qualify a sufficient amount of compensation to ALC’s executive officers so that Section 162(m) of the Code will not adversely impact ALC.
Summary Compensation Table for Fiscal 2010
The following table summarizes the compensation in the fiscal years noted for the Company’s principal executive officer, principal financial officer, and its other three most highly-compensated executive officers, which are collectively referred to in this section as the “named executive officers.” The Board of Directors determined that the executive officers at the end of 2010 were Ms. Bebo, Mr. Buono, Mr. Fonstad, Mr. Levonowich and Ms. Zak-Kowalczyk.

Summary Compensation Table

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
					Plan	Deferred	All Other
				Option	Compen-	Compensation	Compen-
Name and Principal		Salary	Bonus	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)
Laurie A. Bebo	2010	500,000	—	384,560	374,063	—	101,249	1,359,872
President & Chief Executive	2009	424,400	—	171,000	340,185	—	93,387	1,028,972
Officer	2008	410,000	—	258,000	—	—	77,289	745,289
John Buono	2010	290,000	—	192,280	144,638	25,550	55,354	707,822
Senior Vice President, Chief	2009	259,600	—	85,500	138,724	16,764	54,754	555,342
Financial Officer & Treasurer	2008	250,000	—	129,000	—	—	58,473	437,473
Eric B. Fonstad (4)	2010	162,200	30,000	96,140	—	—	34,343	322,683
Former Senior Vice President,	2009	162,200	—	42,750	60,673	—	37,948	303,571
General Counsel & Secretary	2008	156,250	—	64,500	—	5	37,930	258,685
Walter A. Levonowich	2010	168,499	—	96,140	50,424	4,542	37,244	356,849
Vice President & Controller	2009	163,600	—	42,750	52,455	1,946	38,100	298,851
	2008	157,230	—	64,500	—	—	9,255	230,985
Mary T. Zak-Kowalczyk (5)	2010	150,250	—	48,070	29,160	—	9,006	236,486
Vice President & Corporate Secretary

Notes

(1)	Represents the aggregate grant date fair value of tandem stock options/stock appreciation rights granted during the year computed in accordance with Accounting Standards Codification Topic 718. The assumptions made in these valuations can be found in the Long-Term Equity-Based Compensation Program footnote to the financial statements in ALC’s Annual Report on Form 10-K. Nine-elevenths of the awards for 2010 were subject to performance conditions. Four-fifths of the awards for 2009 were subject to performance conditions. All of the awards in 2008 were subject to performance conditions. The ultimate value of these awards depends upon, among other things, the number of awards that vest (based upon actual performance as compared to pre-defined goals). The amount listed is the maximum value of the awards at the grant date assuming that the highest level of performance condition was achieved. The actual value, if any, that a recipient will realize will depend on the excess of the market price of our common stock over the exercise price on the date the award is exercised, which cannot be forecasted with reasonable accuracy. Seven-elevenths of the tandem stock options/stock appreciation rights granted in 2010 were forfeited without becoming exercisable. One-fifth of the tandem stock options/stock appreciation rights granted in 2009 were forfeited without becoming exercisable. All of the tandem stock options/stock appreciation rights granted in 2008 were forfeited without becoming exercisable.

(2)	Represents above market earnings on deferred compensation benefit and defined contribution retirement benefit accounts.

(3)	The “All Other Compensation” column includes the following dollar amounts of perquisites and other benefits for 2010.

		ALC	ALC		Long-Term Care
		Contributions	Contributions		& Supplemental
	Car	to Executive	to Deferred	ALC	Long-Term	Tax Gross
	Rental/	Retirement	Compensation	Contributions	Disability	Up on
Name	Allowance	Program	Plan	to 401(k) Plan	Insurance	Insurance	Total
Laurie A. Bebo	24,832	48,740	23,601	2,450	1,626	—	101,249
John Buono	7,800	28,545	13,801	2,450	2,758	—	55,354
Eric B. Fonstad	7,800	16,220	8,110	2,213	—	—	34,343
Walter A. Levonowich	7,800	16,768	8,125	2,150	2,401	—	37,244
Mary T. Zak-Kowalczyk	—	—	7,245	1,761	—	—	9,006

(4)	Mr. Fonstad retired effective December 31, 2010.

(5)	Ms. Zak-Kowalczyk was appointed as Vice President and Corporate Secretary effective December 31, 2010. No data appears for 2008 and 2009 because she was not a named executive officer during such periods.
2010 Grants of Plan-Based Awards
The following table provides information regarding awards during 2010 under ALC’s annual performance-based cash incentive compensation program (“ACI”) and long-term incentive compensation program (“LTI”) to the individuals named in the Summary Compensation Table.
Compensation Table.
Grants of Plan-Based Awards

		Type of							All Other		Grant
		Award:							Option		Date
		Annual	Estimated Possible Future			Estimated Possible Future			Awards:	Exercise	Fair
		Cash	Payouts			Payouts			Number of	or Base	Value of
		Incentive	Under Non-Equity			Under Equity			Securities	Price of	Stock
		or Long-	Incentive Plan Awards			Incentive Plan Awards			Underlying	Option	And
	Grant	Term	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	Incentive	$	$	$	#	#	#	(#)	($/Sh)	Awards
Laurie A. Bebo	3/3/10	ACI LTI	337,500	375,000	412,500	4,000	16,000	18,000	4,000	31.71	$384,560
John Buono	3/3/10	ACI LTI	130,500	145,000	159,500	2,000	8,000	9,000	2,000	31.71	$192,280
Eric B. Fonstad	3/3/10	ACI LTI	51,093	56,770	62,447	1,000	4,000	4,500	1,000	31.71	$96,140
Walter A. Levonowich	3/3/10	ACI LTI	45,495	50,550	55,605	1,000	4,000	4,500	1,000	31.71	$96,140
Mary T. Zak-Kowalczyk	3/3/10	ACI LTI	27,045	30,050	33,055	500	2,000	2,250	500	31.71	$48,070

The “Grant Date Fair Value of Stock and Option Awards” represents the aggregate grant date fair value of tandem stock options/stock appreciation rights granted during the year computed in accordance with Accounting Standards Codification Topic 718. The assumptions made in these valuations can be found in the Long-Term Equity-Based Compensation Program footnote to the financial statements in ALC’s Annual Report on Form 10-K. The Compensation/Nomination/Governance Committee of the Board has determined that four-elevenths (4/11) of the grants vested become exercisable in one-third annual increments beginning March 3, 2011. The remaining seven-elevenths (7/11) expired. The actual value, if any, that a recipient will realize upon exercise of an option/stock appreciation right will depend on the excess of the market price of our common stock over the exercise price on the date the option/stock appreciation right is exercised, which cannot be forecasted with reasonable accuracy. The tandem stock options/stock appreciation rights listed above for Mr. Fonstad were forfeited, following his retirement, without being exercised.
Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested in 2010
The following table provides information about equity awards that were outstanding at fiscal year-end. There were no option exercises or stock vesting for any of the named executive officers during 2010.
Outstanding Equity Awards at Fiscal Year-End(1)

	Number of	Number of
	Securities	Securities	Equity Incentive Plan
	Underlying	Underlying	Awards: Number of
	Unexercised	Unexercised	Securities Underlying		Option
	Options	Options	Unexercised Unearned		Exercise
	(#)	(#)	Options (#)(2)		Price	Option Expiration
Name	Exercisable(1)	Unexercisable (1)	Threshold	Maximum	($)	Date
Laurie A. Bebo	5,334	10,666			$15.35	2/22/2014
		4,000	4,000	18,000	31.71	3/3/2015
John Buono	2,667	5,333			15.35	2/22/2014
		2,000	2,000	9,000	31.71	3/3/2015
Eric B. Fonstad (3)	1,334	2,666			15.35	2/22/2014
			1,000	4,500	31.71	3/3/2015
Walter A. Levonowich	1,334	2,666			15.35	2/22/2014
		1,000	1,000	4,500	31.71	3/3/2015
Mary T. Zak-Kowalczyk	667	1,333			15.35	2/22/2014
		500	500	2,250	31.71	3/3/2015

Notes

(1)	Tandem stock options/stock appreciation rights were granted five years prior to the expiration date and each grant vests ratably over a three year period beginning with the first one-third vesting one year after the date of grant, the second one-third vesting two years after the date of grant, and the final one-third vesting three years after the date of grant.

(2)	As discussed in the Compensation Discussion and Analysis, the Compensation/Nomination/ Governance Committee determined that the performance targets for these awards were achieved at the threshold level. Tandem stock options/stock appreciation rights were granted five years prior to the expiration date and assuming satisfaction of specific performance targets each grant vests ratably over a three year period beginning with the first one-third vesting one year after the date of the grant, the second one-third vesting two years after the date of grant, and the final one-third vesting three years after the date of grant.

(3)	The tandem stock options/stock appreciation rights listed above for Mr. Fonstad were forfeited, following his retirement, without being exercised.

Nonqualified Defined Contribution Plans
The following table provides information regarding ALC’s defined contribution retirement plans, the Executive Retirement Program (“ERP”) and the Deferred Compensation Plan (“DCP”). ALC does not maintain defined benefit retirement plans.
2010 Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance
		in Last FY	in Last FY(1)	in Last FY(2)	Distributions	at Last FYE(3)
Name	Plan	($)	($)	($)	($)	($)
Laurie A. Bebo	ERP	—	48,740	185	—	349,273
	DCP	47,202	23,601	13,132	—	431,835
John Buono	ERP	—	28,545	30,613	—	137,819
	DCP	27,601	13,801	5,090	—	174,547
Eric B. Fonstad	ERP	—	16,220	34	—	66,964
	DCP	16,220	8,110	3,169	—	101,024
Walter A. Levonowich	ERP	—	16,768	7,545	—	76,357
	DCP	16,250	8,125	18,573	—	570,874
Mary T. Zak-Kowalczyk	ERP	—	—	—	—	—
	DCP	14,490	7,245	2,848	—	96,785

Notes

(1)	Amounts in the Registrant Contributions in Last FY column are included in the All Other Compensation column of the Summary Compensation Table for 2010.

(2)	The following amounts listed in the Aggregate Earnings in Last FYE column are considered above market earnings: $25,550 for Mr. Buono and $4,542 for Mr. Levonowich. These amounts are included in the Change in Pension Value and Deferred Compensation Earnings column of the Summary Compensation Table for 2010.

(3)	The following amounts in the Aggregate Balance at Last FYE column were previously reported in the Summary Compensation Table for previous years: Ms. Bebo, $300,348 Executive Retirement and $347,900 Deferred Compensation; Mr. Buono, $78,661 Executive Retirement and $128,056 Deferred Compensation; Mr. Fonstad, $50,710 Executive Retirement and $73,526 Deferred Compensation; and Mr. Levonowich, $52,044 Executive Retirement and $527,926 Deferred Compensation.

ALC’s defined contribution retirement plan for executives, the Executive Retirement Program, provides for a book entry to an account each month equal to 10% of the participant’s base monthly salary. Executives are not allowed to make contributions to the Executive Retirement Program. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants may prospectively elect to reallocate their accounts among investment funds at times established by the plan administrator, which shall be no less frequently than quarterly. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. The individuals listed in the summary compensation table are vested in their plan accounts as follows: Ms. Bebo 100%; Mr. Buono 70%; Mr. Fonstad 70%; Mr. Levonowich 100%; and Ms. Zak-Kowalczyk 100%. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation.
ALC also sponsors a Deferred Compensation Plan that allows participating executives to elect to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to the participant’s deferral account. The Deferred Compensation Plan credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants’ are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The individuals listed in the summary compensation table are vested in their plan accounts as follows: Ms. Bebo 100%; Mr. Buono 70%; Mr. Fonstad 70%; Mr. Levonowich 100%; and Ms. Zak-Kowalczyk 100%. Withdrawals or distributions are not allowed while the executive remains an ALC employee other than the case of financial hardship due to unforeseen emergency. Following a participant’s separation from ALC for any reason, the participant’s interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation. The deferral and matching accounts are bookkeeping accounts only and are credited with interest at the prime rate.
Employment Contracts and Termination of Employment and Change-in-Control Agreements
Please see the Compensation Discussion and Analysis above for a discussion of the terms of employment agreements entered into between ALC and the individuals listed in the summary compensation table. The approximate dollar amounts that would have been payable to the individuals listed in the summary compensation table under the provisions of the employment agreements if the respective executive’s employment had been terminated as of December 31, 2010 are listed below.

In the event of a change of control of ALC, unless provision is made in connection with the change of control for assumption, or substitution of, awards previously granted and unless otherwise provided in an award agreement: (i) any options and stock appreciation rights outstanding as of the date the change of control become fully exercisable and vested immediately prior to such change of control; (ii) all performance units and cash incentive awards are paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and (iii) all other outstanding awards are automatically deemed vested and exercisable and all restrictions and forfeiture provisions lapse.
Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:
•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;
•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or
•	an acquisition by any individual, entity or group of beneficial ownership of 20% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors.
The acquisition in fiscal 2010 by Thornridge Holdings Limited of all of the ALC shares formerly held by Scotia Investments and its subsidiaries did not constitute a change of control under the terms of the 2006 Omnibus Incentive Compensation Plan.
The following table and footnotes present potential payments to each named executive officer under various circumstances as if the officer’s employment had been terminated on December 31, 2010, or if a change-in-control had occurred on such date. Please see the Compensation Discussion and Analysis above for a discussion of the terms of employment agreements entered into between ALC and the individuals listed in the summary compensation table.

			Payment
			of
			Cash
		Accelerated	Incentive
	Severance	Unvested	Award	Benefits and
	Pay(1)($)	Equity(2)($)	(3)($)	Perquisites(4)($)	Other($)	Total($)

Laurie A. Bebo

Death or Disability	—	201,282	—	—	—	201,282

Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	1,000,000	—	1,125,000	199,664	—	2,324,664

Continued...

			Payment
			of
			Cash
		Accelerated	Incentive
	Severance	Unvested	Award	Benefits and
	Pay(1)($)	Equity(2)($)	(3)($)	Perquisites(4)($)	Other($)	Total($)
Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—	—

Termination if Change-in-Control	1,000,000	201,282	1,125,000	199,664	—	2,525,946

Change in Control (no termination)	—	201,282	1,125,000	—	—	1,326,282

John Buono
Death or Disability	—	100,641	—	—	—	100,641

Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	290,000	—	217,500	51,300	—	558,800

Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—	—

Termination if Change-in-Control	290,000	100,641	217,500	51,300	—	659,441

Change-in-Control (no termination)	—	100,641	217,500	—	—	318,141

Eric B. Fonstad
Death or Disability	—	50,312	—	—	—	50,312

Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	162,200	—	85,155	32,130	—	279,485

Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—	—

Termination if Change-in-Control	162,200	50,312	85,155	32,130	—	329,797

Change-in-Control (no termination)	—	50,312	85,155	—	—	135,467

Continued...

			Payment
			of
			Cash
		Accelerated	Incentive
	Severance	Unvested	Award	Benefits and
	Pay(1)($)	Equity(2)($)	(3)($)	Perquisites(4)($)	Other($)	Total($)
Walter A. Levonowich

Death or Disability	—	50,312	—	—	—	50,312

Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	168,499	—	75,825	33,075	—	277,399

Voluntary Termination (not for Good Reason)/Involuntary Termination (for cause)	—	—	—	—	—	—

Termination if Change-in-Control	168,499	50,312	75,825	33,075	—	327,710

Change-in-Control (no termination)	—	50,312	75,825	—	—	126,136

Mary T. Zak-Kowalczyk

Death or Disability	—	25,156	—	—	—	25,156

Voluntary Termination (for Good Reason)/Involuntary Termination (without cause)	150,250	—	45,075	7,513	—	202,838

Voluntary Termination (not for	—	—	—	—	—	—
Good Reason)/Involuntary Termination (for cause) Termination if Change-in-Control	150,250	25,156	45,075	7,513	—	227,994
Change-in-Control (no termination)	—	25,156	45,075	—	—	70,231
Notes

(1)	Upon termination due to death, disability or cause, the officer or his/her estate will be paid the officer’s salary and accrued benefits earned up to the date of termination. Upon voluntary termination due to good reason or involuntary termination without cause, the officer shall be paid one year of base salary (except for Ms. Bebo who will be paid two years of base salary).

(2)	The tandem stock options/stock appreciation rights, to the extent outstanding, shall become immediately vested and fully exercisable upon termination due to a change in control or upon death or disability. In the event of a voluntary termination by an officer, the portion of the employee’s tandem stock options/stock appreciation rights, if any, which is exercisable at the time of such termination may be exercised in accordance with the tandem stock options/stock appreciation rights award agreement. The amount above is the value of accelerating the exercise date of the tandem stock options/stock appreciation rights, and was determined for tandem stock options/stock appreciation rights that were not exercisable on December 31, 2010 but were in the money on that date. The number of such tandem stock options/stock appreciation rights was multiplied by the difference between the market price of the stock on December 31, 2010, and the exercise price of the tandem stock options/stock appreciation rights.

(3)	Upon termination by an officer for good reason or by ALC without cause, the officer shall receive a bonus payment equal to 150% of the bonus payment which would have been payable to the officer if the officer had remained employed in the year in which the termination occurs on the assumption that 100% of the bonus payment would have been achieved (except for Ms. Bebo who will be paid a bonus at the rate of 2.25 times her annual base salary). For all other terminations, the officer will not receive any bonus payment.

(4)	Upon termination by an officer for good reason or by ALC without cause, an officer who is receiving a car allowance as of the date of termination shall be eligible for the cash equivalent of 12 months of the car allowance provided at the date of termination ($650 per month except for Ms. Bebo who will receive $2,069 for 24 months). Upon termination by an officer for good reason or by ALC without cause, ALC will credit an amount equal to one year (two years for Ms. Bebo) of company contributions to deferred compensation and executive retirement plans (10% contribution for ERP and 50% company match of the officer’s 10% contribution to DCP). For all terminations, the officer shall be entitled to all vested deferred compensation of any kind at such times and in such amounts provided under the terms of the applicable deferred compensation plan.
COMPENSATION COMMITTEE REPORT
In accordance with its written Charter adopted by the Board of Directors, the Compensation/Nomination/Governance Committee has oversight responsibility for compensation matters. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The foregoing report has been approved by all members of the Committee.
Derek H.L. Buntain, Chair
Alan Bell
Michael J. Spector
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth securities authorized for issuance under equity compensation plans as of December 31, 2010. As discussed in the Compensation Discussion and Analysis, the performance targets related to 61,250 of the tandem stock options/stock appreciation rights granted to employees in 2010 were achieved at the threshold level. Tandem stock options/stock appreciation rights with respect to 100,334 tandem stock options/stock appreciation rights granted to employees in 2009 and 2010 and all 104,000 tandem stock options/stock appreciation rights granted to directors in 2008, 2009 and 2010 remain outstanding.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding
	warrants and rights	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	265,584	$26.12	534,416
Equity compensation plans not approved by security holders	—	—	—
Total	265,584	$26.12	534,416
The 2006 Omnibus Incentive Compensation Plan was initially approved by ALC’s sole stockholder in 2006 and approved again by ALC stockholders at the 2008 annual meeting. The plan provides for the grant of equity incentive compensation awards and non-equity incentive compensation awards to ALC directors, officers, employees or consultants (including prospective directors, officers, employees or consultants). The plan provides for the grant of options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, cash incentive awards and other equity-based or equity-related awards. The plan is administered by the Compensation/Nominating/Governance Committee.
The aggregate number of shares of our Class A Common Stock that may be delivered pursuant to awards granted under the plan is 800,000, subject to anti-dilution adjustments as provided in the plan. If an award granted under the plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by the award will again be available to be awarded. In general, if shares are surrendered or tendered in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, the surrendered or tendered shares become available to be awarded under the plan. Unless otherwise specified in the applicable award agreement, options vest and become exercisable in 25% increments on each of the first four anniversaries of the date of grant. Since 2006, all award agreements for option grants under the 2006 Omnibus Incentive Compensation have specified that, subject to any performance-based vesting requirements, the options vest and become exercisable in one-third increments on each of the first three anniversaries of the date of grant.
In the event of a change of control of ALC, unless provision is made in connection with the change of control for assumption, or substitution of, awards previously granted and unless otherwise provided in an award agreement: (i) any options and stock appreciation rights outstanding as of the date the change of control become fully exercisable and vested immediately prior to such change of control; (ii) all performance units and cash incentive awards are paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and (iii) all other outstanding awards are automatically deemed vested and exercisable and all restrictions and forfeiture provisions lapse.

CERTAIN BUSINESS RELATIONSHIPS; RELATED PERSON TRANSACTIONS
The Board of Directors recognizes that related person transactions (generally, transactions between an officer or director or members of their immediate families and entities ALC does business with or which own a significant amount of ALC’s voting stock) may raise questions among stockholders as to whether those transactions are consistent with the best interests of ALC and its stockholders. It is ALC’s policy to enter into or ratify a related person transaction only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of ALC and its stockholders.
The Audit Committee has adopted written policies and procedures for the review, approval, or ratification of related person transactions. The Committee reviews the material facts of related person transactions and either approves or disapproves of the entry into the transactions. If advance Committee approval is not feasible, then the transaction may be ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the officer, director or family member interest in the transaction. No director may participate in any discussion or approval of a transaction for which he or she is a related person, except that the director is required to provide all material information concerning the transaction to the Audit Committee. If a transaction is ongoing, the Audit Committee may establish guidelines for ALC’s management to follow in its ongoing dealings with the related person. The Audit Committee has reviewed and pre-approved certain types of related person transactions, including ordinary course compensation of officers and directors, transactions with other companies where the interest of the related person and the size of the transaction are limited, certain charitable transactions, transactions where all stockholders receive proportional rights, and certain banking-related services.
Other than transactions with Extendicare Real Estate Investment Trust (formerly Extendicare Inc.) (“Extendicare”) discussed below, there were no related person transactions in 2010 that are required to be disclosed under Item 404(a) of Regulation S-K. Prior to November 10, 2006, ALC was wholly-owned by Extendicare. Following that date, none of ALC’s voting stock was owned by Extendicare. In connection with the separation of ALC from Extendicare, the two companies entered into agreements in respect of the allocation of liabilities between the companies and certain services to be provided by Extendicare to ALC on an arms length basis and which are subject to a formal arbitration process if disputes arise. Until July 1, 2010, Extendicare provided services to ALC primarily related to payroll and benefit services. These agreements are discussed in more detail in ALC’s proxy statement for the 2009 annual meeting of stockholders. Our Vice Chairman, Mr. Rhinelander, is also a trustee and Chairman of Extendicare. The Board determined that Mr. Rhinelander’s roles as Chairman of Extendicare and as Vice Chairman of ALC do not interfere with the exercise of his independent judgment and independence from the management of ALC.

AUDIT COMMITTEE REPORT
In accordance with its written Charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting, disclosure controls and procedures, and internal control and procedure practices of ALC. While the Audit Committee has oversight responsibility, the primary responsibility for ALC’s financial reporting, disclosure controls and procedures, and internal controls and procedures rests with management, and with ALC’s independent auditors responsible for auditing ALC’s financial statements.
In discharging its oversight responsibility as to the audit process, the Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of ALC’s internal controls and the internal audit group. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risk.
The Audit Committee discussed and reviewed with Grant Thornton LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed the audited financial statements of ALC contained in its annual report on Form 10-K for the fiscal year ended December 31, 2010 with management and the independent auditors. Based on this review and discussion with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that ALC’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.
The foregoing report has been approved by all members of the Audit Committee.
Malen S. Ng, Chair
Alan Bell
Jesse C. Brotz
Derek H. L. Buntain
Charles H. Roadman II, MD

PROPOSAL 4: PROPOSAL RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to be our principal independent auditors and to audit our consolidated financial statements for the year 2011 and has further directed that the appointment of Grant Thornton be submitted for ratification by our stockholders. Grant Thornton has served as our independent registered public accounting firm since October 16, 2006, and has reported on our consolidated financial statements since then.
A representative of Grant Thornton is expected to be present at the annual meeting and will be given the opportunity to make a statement and to respond to questions that may be asked by stockholders.
The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Grant Thornton, and although such ratification will not obligate us to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.
The Board of Directors unanimously recommends a vote “FOR” the ratification of Grant Thornton as our independent auditors.
FEES PAID TO INDEPENDENT AUDITORS
The Audit Committee retained Grant Thornton as independent registered public accountants to audit ALC’s consolidated financial statements for the fiscal year ended December 31, 2010, and for the fiscal year ending December 31, 2011.
The following table summarizes fees for professional services rendered to ALC by Grant Thornton for the fiscal years ended December 31, 2010 and 2009, respectively.

Fees	2010	2009
Audit Fees	$227,906	$227,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$227,906	$227,100
Audit Fees. For the fiscal years ended December 31, 2010 and 2009, the “Audit Fees” reported above were billed by Grant Thornton for professional services rendered for the audit of ALC’s annual financial statements, reviews of ALC’s quarterly financial statements, and for services normally provided by the independent auditors in connection with statutory and regulatory filings and engagements.
Audit-Related Fees. No “Audit-Related Fees” were billed by Grant Thornton for the fiscal years ended December 31, 2010 and 2009.
Tax Fees. No “Tax Fees” were billed by Grant Thornton for the fiscal years ended December 31, 2010 and 2009.

All Other Fees. For the fiscal years ended December 31, 2010 and 2009, there were no other fees billed by Grant Thornton for professional services rendered for assistance not related to Audit Fees, Audit-Related Fees or Tax Fees.
Pre-Approval Policy and Independence
The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services provided by ALC’s independent auditors. Under the policy, the Audit Committee is to specifically pre-approve any recurring audit and audit-related services to be provided during the following fiscal year. The Audit Committee also may generally pre-approve, up to a specified maximum amount, any nonrecurring audit and audit-related services for the following fiscal year. All pre-approved matters must be detailed as to the particular service or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. ALC’s independent auditors and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services.
In accordance with Section 10A of the Securities Exchange Act of 1934, as amended by Section 202 of the Sarbanes-Oxley Act of 2002, ALC is required to disclose the approval by the Audit Committee of the Board of non-audit services performed by ALC’s independent auditors. Non-audit services are services other than those provided in connection with an audit review of the financial statements. During the period covered by this filing, all audit-related fees, tax fees and all other fees, and the services rendered in connection with those fees, as reported in the table shown above, were approved by ALC’s Audit Committee.
The Audit Committee considered the fact that Grant Thornton did not provide non-audit services to ALC in 2010, which the Committee determined was compatible with maintaining auditor independence.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the persons who beneficially own more than ten percent of our Class A Common Stock to file reports of ownership and changes in ownership of ALC equity securities with the Securities and Exchange Commission. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2010, except that Thornridge Holdings Limited failed to timely file an Initial Statement of Beneficial Ownership of Securities on Form 3, and Scotia Investments Limited failed to timely file one Statement of Changes in Beneficial Ownership on Form 4 reporting the disposition of its share holdings in ALC. The Form 4 that was subsequently filed by Scotia Investments reported the disposition of its holdings in ALC in twelve transactions.

OTHER MATTERS
Additional Matters
The Board of Directors is not aware of any other matters that will be presented for action at the 2011 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.
Submission of Stockholder Proposals
A stockholder who intends to present a stockholder’s proposal at the 2012 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must deliver the proposal to ALC no later than November 22, 2011, if such proposal is to be included in ALC’s proxy materials for the 2012 annual meeting.
A stockholder who intends to present business, other than a stockholder’s proposal pursuant to Rule 14a-8, at the 2012 annual meeting must comply with the requirements set forth in ALC’s bylaws. Among other things, a stockholder must give written notice to the Secretary of ALC not less than 50 days and not more than 75 days prior to the anniversary date of the immediately preceding annual meeting. Since the 2011 annual meeting is scheduled to be held May 2, 2011, ALC must receive written notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2012 annual meeting no sooner than February 16, 2012 and no later than March 13, 2012. If the notice is received after March 13, 2012, then ALC is not required to present such proposal at the 2012 annual meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a stockholder’s proposal submitted after March 13, 2012, at the 2012 annual meeting, then the persons named in proxies solicited by the Board of Directors for such meeting may exercise discretionary voting power with respect to such proposal.
Cost of Proxy Solicitation
ALC will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, ALC officers and other employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. ALC may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names that are beneficially owned by others.

Annual Report on Form 10-K
A copy (without exhibits) of ALC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is being provided with this proxy statement. Pursuant to the rules of the Securities and Exchange Commission, services that deliver ALC’s communications to stockholders who hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of ALC’s 2010 Annual Report on Form 10-K and this proxy statement. ALC will provide an additional copy of such Annual Report to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of “Shareholder Relations” at Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051.

By Order of the Board of Directors,
Menomonee Falls, Wisconsin	Mary T. Zak-Kowalczyk
March 21, 2011	Vice President and Corporate Secretary

Proxy — Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
David J. Hennigar and Melvin A. Rhinelander, or either of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of Assisted Living Concepts, Inc. (the “Company”) to be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051 on Monday, May 2, 2011, at 4:00 p.m. CDT, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Meeting and any and all adjournments or postponements thereof, all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, then the Proxy will be voted FOR the election of all the nominees listed, FOR the advisory vote on the compensation of the Company’s named executive officers, FOR a frequency of every three years for future non-binding stockholder advisory votes on compensation of the Company’s named executive officers and FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2011 — the Proxy Statement and 2010 Annual Report are available under the heading “Annual Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com
(Continued, and to be signed on the reverse side.)

Annual Meeting Proxy Card
A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR a frequency of every Three years for Proposal 3 and FOR Proposal 4.
1. Election of eight directors to serve one-year terms to expire at the 2012 annual meeting of stockholders:

01 - Laurie A. Bebo	02 - Alan Bell	03 - Derek H.L. Buntain	04 - David J. Hennigar
05 - Malen S. Ng	06 - Melvin A. Rhinelander	07 - Charles H. Roadman II, MD	08 - Michael J. Spector

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐	08 ☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
3. Advisory vote on the frequency of the advisory vote on compensation of the Company’s named executive officers.

3 Yrs	2 Yrs	1 Yr	ABSTAIN
☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To ratify the Audit Committee’s appointment of Grant Thornton LLP as the Company’s independent auditors for 2010.	☐	☐	☐
B. Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.